SETTLEMENT AGREEMENT AND
                            MUTUAL RELEASE OF CLAIMS


         This Settlement Agreement and Mutual Release of Claims ("Settlement Agreement") is entered into this 13th day of June, 1997, by and between Harley Haase ("Haase") and Oxboro Medical International, Inc. ("Oxboro").

                                    RECITALS



         A. Mr. Haase is the former President, Chief Executive Officer, and Treasurer of Oxboro. Mr. Haase also was (and up to the date of this Settlement Agreement has been) a Director of Oxboro. Mr. Haase's employment with Oxboro was subject to a written Employment Agreement dated April 1, 1993 ("Employment Agreement"). Mr. Haase and Oxboro also had executed a Consulting Agreement dated November 1, 1995 ("Consulting Agreement").

         B. On May 5, 1997, Mr. Haase commenced a lawsuit against Oxboro in Minnesota State District Court, Fourth Judicial District, County of Hennepin, titled Harley Haase v. Oxboro Medical International, Inc. (the "Litigation"). Mr. Haase raised a number of claims in the Litigation, including (without limitation) claims for breach of contract, violation of Minn. Stat. ss. 181.79, injunctive relief, equitable estoppel, and promissory estoppel. Mr. Haase's claims are more completely described in the Amended Complaint served in the Litigation.

         C. Oxboro denies the allegations contained in the Amended Complaint and has advised Mr. Haase that it intends to serve and file certain counterclaims against him based upon alleged violations of the duties he owed to Oxboro in his positions as an officer of Oxboro.

         D. Both Mr. Haase and Oxboro wish to resolve all disputes and/or claims raised in or related to the Litigation, as well as all other disputes and/or claims one party may have against the other, subject to the terms and conditions of this Settlement Agreement, without admitting any of the claims or counterclaims asserted by the other party. Both Mr. Haase and Oxboro Medical hereby specifically agree and acknowledge that good and sufficient consideration exists for the terms and conditions of this Settlement Agreement.

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASES

         1. SEVERANCE PAYMENT. Oxboro agrees to pay Mr. Haase the sum of $6,440 per month for 22-months beginning June, 1997. Oxboro shall make these monthly payments to Mr. Haase by placing a check in the United States mail on the first payroll date of every month during this 22-month period. Oxboro may prepay any portion of these monthly severance payments to Mr. Haase at any time. Oxboro also agrees to obtain a bond securing the payment of these monthly severance amounts to Mr. Haase from a bonding company with a rating of "AAA" or better. The bond will be made payable to Mr. Haase in the event that Oxboro, for any reason other than a breach by Mr. Haase of any term, covenant or condition of this Agreement, fails to make any of the payments required under this paragraph.

         2. SPECIAL PAYMENT. Oxboro further agrees to pay Mr. Haase the sum of $12,100 upon execution of this Settlement Agreement in consideration of Mr. Haase's resignation as a director of Oxboro.

         3. PAYMENT FOR UNUSED VACATION/UNPAID WAGES. Oxboro agrees to pay Mr. Haase the sum of $14,710 on the date he executes this Settlement Agreement, which represents all unused, accrued vacation due and owing to Mr. Haase. In addition, Oxboro agrees to pay Mr. Haase the sum of $16,343.75 on the date he executes this Settlement Agreement, which represents his wages for the remainder of the Month of April, 1997 and the entire month of May, 1997. Oxboro may make any withholdings from these amounts as required by law.

         4. MEDICAL AND DENTAL INSURANCE COVERAGE. Oxboro agrees to maintain COBRA medical and dental coverage for Mr. Haase and his eligible dependents for an 18-month (the statutory COBRA) period commencing on June 1, 1997, subject to Oxboro's timely receipt of premium payments from Mr. Haase for his eligible dependents coverage. Mr. Haase and Oxboro shall split the cost of the premiums for COBRA coverage. This medical and dental coverage shall be maintained at the same levels of benefits and on the same terms that Oxboro provided to Mr. Haase immediately prior to his termination, subject to COBRA adjustments.

         5. SPLIT-DOLLAR LIFE INSURANCE. Oxboro agrees to maintain the two split-dollar life insurance policies contracted for on Mr. Haase's life through New England Life Insurance Company, Policy Numbers 08681809 and 08731789 (the "Split-Dollar Policies"). Oxboro agrees to maintain these Split-Dollar Policies for as long as Mr. Haase pays for and maintains his portion of the monthly premiums for the Split-Dollar Policies. Said monthly premiums are currently $845.00 and are subject to an increase from time to time pursuant to the terms of the Split-Dollar Policies. Oxboro may deduct the sum of $5,915.00, which represents Mr. Haase's reimbursement to Oxboro for the monthly portion of Mr. Haase's premiums paid by Oxboro on the Split-Dollar Policies for the first seven
(7) months of Oxboro's 1997 fiscal year, from the amount described in paragraph 2 above. Oxboro agrees to pay the $845.00 premium due for May, 1997. Beginning in June, 1997, Mr. Haase agrees to pay Oxboro $845.00 per month subject to increases as described above, for his portion of the premiums for the Split-Dollar Policies. If and as allowed under the Split-Dollar Policies, Oxboro may borrow against its portion of the cash value of the Split-Dollar Policies. If Oxboro borrows against its cash value portion of the Split-Dollar Policies, it must borrow an equal amount from the split-dollar life insurance policies it maintains on the life of Larry Rasmusson, with repayment of the loans to be made equally. If and as allowed under the Split-Dollar Policies, Mr. Haase may borrow against his portion of the cash value of the Split-Dollar Policies. Mr. Haase also may cancel the Split-Dollar Policies and obtain the cash value for his portion of those Policies, as provided in the Split-Dollar Policies. Oxboro and Mr. Haase each agree to provide the other with a duly executed consent form in the event that such a form is necessary to allow either to borrow against their respective portions of the cash value of the Split-Dollar Policies, or to allow Mr. Haase to cancel the Split-Dollar Policies and obtain the cash value for his portion.

         6. TERM LIFE INSURANCE. Mr. Haase agrees that Oxboro may cancel the term life insurance policy its currently maintains on his life, which policy was purchased from New

England Variable Life Insurance Company, Policy No. 02092994 ("Term Life Insurance Policy").

         7. DISABILITY INSURANCE. Mr. Haase agrees that Oxboro may cancel the disability insurance policy its currently maintains on Mr. Haase's behalf, which policy was purchased from The Paul Revere Life Insurance Company, Policy No. 01027032820 ("Disability Insurance Policy").

         8. PAYMENT OF LOAN FOR PURCHASE OF STOCK. Oxboro and Mr. Haase agree that Mr. Haase may repay the loan he obtained from Oxboro for his purchase of Oxboro common stock (the "Stock Loan") by transferring to Oxboro on the date this Settlement Agreement is executed 70,200 shares of Oxboro common stock currently in Oxboro's possession and represented by Certificate Nos. 4591 and 4592. Oxboro agrees that these shares shall be valued at $1.2812/share for purpose of Mr. Haase's payment of the Stock Loan, and that Mr. Haase's transfer of these shares to Oxboro shall constitute full and complete repayment of the entire principal value of the Stock Loan and any interest due and owing on the Stock Loan.

         9. ESOP SHARES. Mr. Haase may maintain the shares attributable to him as part of Oxboro's Employee Stock Option Plan, which amount to 28,208 shares, pursuant to the terms of Oxboro's Employee Stock Option Plan.

         10. HAASE RELEASE OF OXBORO. For good and valuable consideration, including, but not limited to, the mutual agreements set forth in this Settlement Agreement, the receipt and sufficiency of which consideration Mr. Haase expressly acknowledges, Mr. Haase, for himself and for each of his heirs, executors, administrators, insurers, employers, attorneys, agents, successors, and assigns, hereby releases and forever discharges Oxboro, and each of its parent and subsidiary corporations, affiliates, shareholders, predecessors, successors, assigns, insurers, indemnitors, directors, officers, attorneys, employees, agents and representatives, of and from any and all past and present claims, demands, liabilities, judgments, and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which Mr. Haase ever had, presently has, claims to have, or claims to have had against Oxboro as of the effective date of this Settlement Agreement, including, without limitation, any claims raised, or which could have been raised, in the Litigation and claims for payment of wages and commissions; claims of discrimination under the Age Discrimination in Employment Act (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Minnesota Human Rights Act or other federal, state or local civil rights laws based on age or any other protected status; claims for breach of contract; breach of fiduciary duty; fraud or misrepresentation; unpaid wages and benefits; unpaid sick or vacation pay; claims for the ongoing payment of insurance premiums or insurance coverage, expense reimbursement or any other benefit; defamation; intentional or negligent infliction of emotional distress; breach of a covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; any other claims for unlawful employment practices; or under any other theory, whether legal or equitable, that arose prior to the date of execution of this Agreement. Notwithstanding the foregoing, this release specifically excludes any and all claims or demands Mr. Haase may have against Oxboro for the indemnification or defense of any claims under Minn. Stat. ss. 302A.521,

Minn. Stat. ss. 181.970, or under Minnesota common law, arising out of or in any way relating to: (a) his employment with Oxboro, (b) any acts Mr. Haase took (or failed to take) as part of his employment by Oxboro, (c) his position as an officer or director of Oxboro, and/or (d) any acts Mr. Haase took (or failed to take) in his position as an officer or director of Oxboro. This exception to Mr. Haase's release is intended to fully and completely preserve and protect Mr. Haase's rights to indemnification or a defense as provided to him under Minnesota law, whether such claims are raised by shareholders, employees, governmental agencies, or any other person or entity.

         11. OXBORO RELEASE OF HAASE. For good and valuable consideration, including, but not limited to, the mutual agreements set forth in this Settlement Agreement, the receipt and sufficiency of which consideration Oxboro and Oxboro Outdoors, Inc. ("Oxboro Outdoors") expressly acknowledge, Oxboro and Oxboro Outdoors, for themselves and for each of their respective subsidiaries, parents, affiliates, predecessors, successors, assigns, insurers, indemnitors, directors, attorneys, officers, agents, and representatives, hereby release and forever discharge Mr. Haase and each and every one of his heirs, executors, administrators, insurers, employers, attorneys, agents, successors, and assigns of and from any and all past and present claims, demands, liabilities, judgments, and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, direct, indirect, or derivative, which Oxboro and/or Oxboro Outdoors ever had, presently have, claim to have, or claim to have had against Mr. Haase as of the date this Settlement Agreement is executed, including, without limitation, any claims Oxboro and/or Oxboro Outdoors raised or could have raised against Mr. Haase in the Litigation, but excluding eligibility issues under Minn. Stat. ss. 302A.251, subd. 6.

         11A. RASMUSSON, MIKKELSON, AND WALTER RELEASE OF HAASE. For good and valuable consideration, including, but not limited to, the mutual agreements set forth in this Settlement Agreement, the receipt and sufficiency of which consideration Larry Rasmusson, Dennis Mikkelson and John Walter each expressly acknowledge, Larry Rasmusson, Dennis Mikkelson, and John Walter, for themselves and for each of their respective heirs, executors, administrators, insurers, employers, attorneys, agents, successors, and assigns, hereby release and forever discharge Mr. Haase, and each of his heirs, executors, administrators, insurers, employers, attorneys, agents, successors, and assigns, of and from any and all past and present claims, demands, liabilities, judgments, and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or not accrued, which Messrs. Rasmusson, Mikkelson, or Walter ever had, presently has, claims to have, or claims to have had against Mr. Haase in their capacities as officers, directors, and/or shareholders of Oxboro and/or Oxboro Outdoors as of the effective date of this Settlement Agreement, including, without limitation, any claims raised or that could have been raised in the Litigation.

         12. FDA COMPLIANCE MATTERS. Oxboro agrees that it will not disclose to or file with the United States Food and Drug Administration (or any other related state or federal agency) any information regarding any issues of alleged non-compliance by Oxboro with any statutes, rules, or regulations governing its products or manufacturing operations without first meeting with Mr. Haase or providing him with copies of the information Oxboro intends to disclose to or file with the FDA (or any other related agency) prior to the date of such disclosure or filing, and providing Mr. Haase with an opportunity to review and comment on the material to be disclosed to or filed with the FDA (or any other agency) prior to its disclosure/filing. If Mr. Haase has not provided Oxboro with comments regarding the provided materials within three
(3) business days after he receives them, Oxboro may disclose or file the materials provided without having received Mr. Haase's comments.

         13. NON-DISPARAGEMENT AGREEMENT. Both Mr. Haase and Oxboro agree that they shall make no disparaging statements concerning each other to any person, firm, entity, or governmental entity; however, any truthful statement made, given or communicated to any governmental entity shall not be deemed to be disparaging.

         14. CONFIDENTIALITY. Mr. Haase and Oxboro agree not to disclose the terms of this Settlement Agreement to any person who is not a director, officer, or attorney of the parties; provided, however, that the terms of this Agreement may be disclosed as necessary to satisfy any ordinary tax and accounting reporting requirements or any regulatory requirement or if under oath or subpoena. If asked about resolution of the Litigation outside the context of this paragraph, Mr. Haase and Oxboro agree to state only that the Litigation was resolved amicably.

         15. AGREEMENT NOT TO COMPETE. This agreement not to compete provision completely replaces and supersedes any agreement not to compete provisions contained in the Employment Agreement and the Consulting Agreement. From June 1, 1997 through October 1, 1998, Mr. Haase agrees that he will not, directly or indirectly, as an officer, director, agent, employee, representative, consultant or in any other capacity solicit business from, consult with or sell any products that Oxboro or Oxboro Outdoors had available for sale or under research and development as of June 1, 1997, to any person or entity to whom Oxboro or Oxboro Outdoors sold any of its products prior to or as of June 1, 1997. For purposes of this Settlement Agreement, products "under research and development" are those listed in the attached Exhibit A. With respect to products "under research and development," Oxboro or Oxboro Outdoors must bring such products to market by June 1, 1998 to be protected under this paragraph.

         16. TERMINATION OF EMPLOYMENT AGREEMENT. Oxboro and Mr. Haase agree that all of the terms and conditions of Mr. Haase's Employment Agreement shall be, and hereby are canceled and terminated as of the date of this Settlement Agreement, including, without limitation, the non-compete agreement contained in
Section 9 of the Employment Agreement. Notwithstanding the forgoing sentence, Mr. Haase agrees to maintain the confidentiality of any information designated by Oxboro or Oxboro Outdoors or defined as "Confidential Information" pursuant to the terms of Section 7 of the Employment Agreement and shall not compete as provided in Section 15 above. Upon the execution of this Settlement Agreement, Mr. Haase agrees to resign as a Director of Oxboro, effective that same day.

         17. CANCELLATION OF CONSULTING AGREEMENT. Oxboro and Mr. Haase agree that all of the terms and conditions of Mr. Haase's Consulting Agreement shall be, and hereby are canceled and terminated as of the date of this Settlement Agreement.

         18. MAINTENANCE OF OTHER AGREEMENTS. Oxboro and Mr. Haase agree that the Royalty Sharing Agreement dated November 21, 1995 ("Royalty Sharing Agreement") and the Product Development Incentive Agreement dated November 8, 1995 ("Product Development

Incentive Agreement") entered into between them shall remain in full force and effect, and that no party is waiving or releasing any claims under either of these agreements, notwithstanding the terms of paragraphs 10 and 11 of this Settlement Agreement. Oxboro and Mr. Haase agree that the Royalty Sharing Agreement and the Product Development Incentive Agreement shall be deemed to be effective as of May 1, 1997.

         19. HAASE COOPERATION IN LAWSUITS. For a period of two years from the date of this Settlement Agreement, Mr. Haase agrees to cooperate with Oxboro in the defense of any lawsuit that may be brought against it by TechLogic, Inc., Up North Communications, Inc., any shareholder, or any entity (other than any governmental entity) regarding issues about which Mr. Haase had knowledge as an officer, director, or employee with respect to Oxboro's operations. For purposes of this paragraph, the term "cooperation" is defined to include only the following items: (a) providing facts to Oxboro or its attorneys regarding any issues being raised in any lawsuit; (b) providing affidavits to Oxboro stating those facts; (c) providing a deposition to Oxboro regarding those facts; and (d) not cooperating with TechLogic, Inc., Up North Communications, Inc., any shareholder or any other adverse party (other than any governmental entity) in the prosecution of any lawsuit against Oxboro. This cooperation agreement shall not prevent Mr. Haase from responding to any subpoena that may be issued to him for testimony or the production of documents by any party involved in any such lawsuit.

         20. HAASE NONRELIANCE. Mr. Haase warrants and represents that he has consulted with his attorneys regarding the effect of this Settlement Agreement, and that he has executed this Settlement Agreement fully aware of its content, purpose and effect, based upon his sole judgment, belief and knowledge, and upon advice of his own attorneys, and that he is not relying on representations or statements made Oxboro or by anyone representing Oxboro, other than those specifically set forth in this Settlement Agreement.

         21. OXBORO NONRELIANCE. Oxboro warrants and represents that it has consulted with its attorneys regarding the effect of this Settlement Agreement, and that it has executed this Settlement Agreement fully aware of its content, purpose and effect, based upon its sole judgment, belief and knowledge, and upon advice of its own attorneys, and that it is not relying on representations or statements made Mr. Haase or by anyone representing Mr. Haase, other than those specifically set forth in this Settlement Agreement.

         22. NO ADMISSION OF LIABILITY. Each of the parties to this Settlement Agreement agree that neither its content nor its or his entry into this Settlement Agreement is to be construed as an admission of liability by it or him, and that each of them expressly denies any such liability.

         23. GOVERNING LAW. The parties to this Settlement Agreement agree that the interpretation and effect of this Settlement Agreement shall be governed by the law of the State of Minnesota, giving no effect to the law of the state of Minnesota governing conflicts of laws.

         24. JURISDICTION. The parties to this Settlement Agreement hereby consent to the jurisdiction of the District Court, Fourth Judicial District, County of Hennepin, State of Minnesota, for the enforcement of any and all provisions of this Settlement Agreement, both now or in the future.

         25. INTERPRETATION. Should any of the provisions of this Settlement Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of this Settlement Agreement shall be more strictly construed against one or more parties hereto by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document, it being acknowledged and agreed that all of the parties and their attorneys have participated in the preparation and review of this Settlement Agreement.

         26. COMPLETE AGREEMENT. The parties to this Settlement Agreement each agree that this Settlement Agreement, including the exhibits hereto, contains the entire agreement between them, and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto as of the date hereof regarding the matters described herein.

         27. MODIFICATIONS AND WAIVERS. No term or provision of this Settlement Agreement may be varied, changed, modified, waived or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the variation, change, modification, waiver or termination is sought. The waiver by any party hereto of any breach of any provision of this Settlement Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver at such time or at any future time of such provision or of any other provision hereof.

         28. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given, if mailed, registered or certified, postage prepaid, on the date posted, or if personally delivered, when addressed and delivered to the address indicated below:


         TO MR. HAASE:

         Mr. Harley Haase
         13873 Guild Avenue
         Apple Valley, Minnesota  55124

                   WITH COPY TO:

                   George R. Wood
                   Gray, Plant, Mooty, Mooty & Bennett, P.A.
                   City Center
                   Minneapolis, Minnesota 55402

         TO OXBORO:

         Mr. Larry Rasmusson
         Oxboro Medical International, Inc.
         13828 Lincoln Street N.E.
         Ham Lake, Minnesota  55304

                   WITH COPY TO:

                   Thomas Judd
                   Moss & Barnett, P.A.
                   4800 Norwest Center
                   Minneapolis, Minnesota  55402

         29. OXBORO AUTHORITY. Oxboro represents and warrants that its undersigned representative is duly authorized to execute this Settlement Agreement on its behalf and to bind it to the terms of this Settlement Agreement.

         30. EXECUTION IN COUNTERPARTS. This Settlement Agreement may be signed in any number of counterparts, with the same effect as if the signature thereto were upon the same instrument. Complete sets of counterparts shall be lodged with and delivered to each party to this Settlement Agreement.

         31. HAASE RESCISSION RIGHTS. Mr. Haase may rescind this Settlement Agreement within fifteen (15) calendar days of its execution. To be effective, the rescission must be in writing, and delivered to Oxboro either by hand or mail within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to the persons set forth in paragraph 28 above; and (3) sent by certified mail return receipt requested. If Mr. Haase exercises his right of rescission, he agrees to return to Oxboro all payments that may have been made to him under this Settlement Agreement.

         32. NON-RELEASE OF FUTURE CLAIMS. This Settlement Agreement does not waive or release any rights or claims that Mr. Haase may have under the Minnesota Human Rights Act or the Age Discrimination in Employment Act, or any of the Oxboro's benefit plans, which arise after Mr. Haase signs this Settlement Agreement, or which arise out of acts occurring after he signs this Settlement Agreement.

         33. PERIOD FOR REVIEW AND CONSIDERATION. Mr. Haase understands that he has been given a period of 21 days to review and consider this Settlement Agreement before signing it. Mr. Haase further understands that he may use as much or as little of this 21 day period as Mr. Haase wishes prior to signing it.

         34. RETURN OF OXBORO'S EQUIPMENT, PERSONAL PROPERTY, MATERIALS, DOCUMENTS AND FILES. Mr. Haase represents and warrants that either prior to the date of execution of this Agreement or upon the execution of this Agreement he has returned or will return any and all equipment, personal property, materials, documents and files of Oxboro whether in written form, on computer disk or in any other electronic or other form, and any and all copies thereof. Oxboro agrees that it shall maintain at the offices of Moss & Barnett, P.A. a complete copy set of all documents/tangible items returned by Mr. Haase pursuant to this paragraph. Moss & Barnett, P.A. shall maintain this copy set for a period of two (2) years from the date of this Settlement Agreement. Following the expiration of this two (2) year period, Moss & Barnett, P.A. may return the copy set of the documents/tangible items to Oxboro.

                                   /s/ Harley Haase
                                   Harley Haase


                                   OXBORO MEDICAL INTERNATIONAL, INC.


                                   By  /s/ Larry A. Rasmusson
                                       Larry A. Rasmusson
                                       Chairman and Chief Financial Officer


                                   /s/ Larry A. Rasmusson
                                   Larry A. Rasmusson, as Officer, Director, and Shareholder of Oxboro Medical International, Inc., and as Officer and Director or Oxboro Outdoors, Inc.


                                   /s/ John Walter
                                   John Walter, as Director of Oxboro Medical
                                   International, Inc.

                                   /s/ Dennis Mikkelson
                                   Dennis Mikkelson, as Director of Oxboro
                                   Medical International, Inc.


                                   OXBORO OUTDOORS, INC.


                                   By  /s/ Larry A. Rasmusson
                                   Its Pres.

                                    EXHIBIT A


Web Guard

Weitlander Guard

Instrument Transport System

Scissor Tractor

Anti-DE Mattress

Stoma Pouch Seal Cover

Instrument Cleaner

New Shape Instrument Guard

Plasto Film

Tape Remover Liquid

Tape Remover Knife

Reel Pack Vessel Loops

Reel Pack RFCC Covers

Reel Pack Clamp Covers

Reel Pack Fabric Clamp Covers

Sterile Lubricants

Teeth Protective Device

Scar Reduction Material

Anti-Fog Kit or Device

Garbage Bag

Instrument Guards for Retractors

Instrument Tape & Instrument Guard Carousel

Surgical Stand Instrument Organizer

Tracker/Usage Counter for Scissors

Special Purpose/Design Instrument Guards

Roll and Sheet Tape Remover

Water Base Solvent/Cleaner

Logo Lures for NBA

Logo Lures for Major League Baseball

Logo Lures for NHL

Logo Lures for NASCAR

Silicone Base Crank Bait

Any change in packaging quantities, packaging size, quantities per package, packaging design, labeling changes and different or additional colors are an extension of an existing product and do not constitute a new product.

As an example, if Oxboro were to start packaging Vessel Loops in a "ten (10) Vessel Loops per package" configuration, that package would be considered to be an existing product.